                                                                    EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT

The Board of Trustees
Pennsylvania Real Estate Investment Trust:

We consent to the use of our report dated March 27, 2003, except as to note 16, which is as of June 27, 2003, with respect to the consolidated balance sheets of Pennsylvania Real Estate Investment Trust and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2002, and the related financial statement schedules, which report is included in the Current Report on Form 8-K of Pennsylvania Real Estate Investment Trust dated June 27, 2003, and our report dated September 12, 2003 with respect to the statement of revenue and certain expenses of WG Park, L.P. for the year ended December 31, 2002, which report is included in the Current Report on Form 8-K of Pennsylvania Real Estate Investment Trust dated September 2, 2003, incorporated herein by reference and to all references to our firm under the heading "Experts" in this registration statement on Form S-3. Our report dated March 27, 2003, except as to note 16, which is as of June 27, 2003, refers to the fact that effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets and Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets. Our report dated September 12, 2003 includes a paragraph that states that the statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in note 2, and is not intended to be a complete presentation of the WG Park, L.P. revenue and expenses.

/s/ KPMG LLP

Philadelphia, Pennsylvania
October 17, 2003